FIRST UNITED CORPORATION ANNOUNCES 2012 FOURTH QUARTER AND YEAR END EARNINGS

OAKLAND, MARYLAND—March 6, 2013: First United Corporation (NASDAQ: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders for the fourth quarter of 2012 totaling $2.4 million and basic and diluted net income per common share of $.38, compared to net income available to common shareholders of $.4 million and basic and diluted net income per common share of $.07 for the fourth quarter of 2011. Provision expense for the fourth quarter of 2012 was $.1 million compared to $3.2 million for the fourth quarter of 2011.

For the year ended December 31, 2012, the Corporation reported consolidated net income available to common shareholders of $3.0 million, compared to net income available to common shareholders of $2.0 million for the year ended December 31, 2011. Basic and diluted net income per common share for the year ended December 31, 2012 were $.48, compared to basic and diluted net income per common share of $.33 for the year ended December 31, 2011. The increase in net income for 2012 when compared to 2011 was attributable to a $.6 million increase in net interest income after provision for loan losses and a reduction of $3.9 million in other operating expenses due primarily to reductions in salaries and benefits, equipment expense and FDIC premiums. These increases were offset by a decrease in other operating income of $1.3 million primarily attributable to the sale of the Corporation’s insurance agency subsidiary, First United Insurance Group, LLC (the “Insurance Agency”), effective January 1, 2012, a decline in net gains of $.6 million, and an increase in tax expense of $1.6 million.

Net gains for 2012 were driven by net gains realized on sales of investment securities of $1.5 million, gains on the sale of consumer mortgage loans of $.2 million and a gain of $.1 million from the sale of the assets of the Insurance Agency. The net interest margin for the year ended December 31, 2012, on a fully tax equivalent (“FTE”) basis, increased to 3.30% from 2.96% for the year ended December 31, 2011.

According to William B. Grant, Chairman, Chief Executive Officer, “2012 presented a challenge to our management team and employees as we started the year with the full charge-off of a $9.0 million shared national credit for an ethanol plant. I am pleased to report that we rose to the challenge, ending the year with increased income over 2011 despite the large charge-off.”

Financial Highlights Comparing the Three and Twelve Months Ended December 31, 2012 and 2011:

•	$3.1 million decrease in the provision for loan loss expense for the three months ended December 31, 2012 due to stabilization in the loan portfolio and resolution of several loan relationships with specific allocations of the loan loss reserve.

•	Increase in the net interest margin, on a FTE basis, from 3.21% for the fourth quarter of 2011 to 3.27% for the same period of 2012. Comparing 2011 to 2012, the net interest margin increased from 2.96% for 2011 to 3.30% for 2012, which was driven primarily by the strategic plan to reduce cash levels by paying off certain liabilities that matured during 2012, reinvesting excess cash into investments and the continued emphasis on lower cost core deposits.

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•	13.0% decrease in total other income for the fourth quarter of 2012 when compared to the fourth quarter of 2011 primarily due to the sale of the insurance agency effective January 1, 2012.

•	Total other operating expenses decreased $3.9 million during 2012 when compared to 2011. This decrease was due primarily to a $.4 million decline in FDIC premiums attributable to the repayment of brokered deposits and a $.7 million decline in salary expense due to the sale of the assets of the Insurance Agency. Equipment expense declined by $.4 million in 2012 when compared to 2011 primarily due to reduced depreciation expense. Other real estate expenses decreased $1.5 million in 2012 when compared to 2011 primarily due to a $.5 million decrease in write-downs, an increase of $.7 in gains on sales of properties and an increase in other real estate owned (“OREO”) rental income of $.3 million. Professional services declined by $.3 million and other expenses decreased by $.4 million in 2012 when compared to 2011.

•	Decline in the ratio of the allowance for loan losses to loans outstanding from 2.08% as of December 31, 2011 to 1.83% as of December 31, 2012, based on reduced delinquency, charge-offs and stabilization in the loan portfolio.

Balance Sheet Overview

Total assets were $1.32 billion at December 31, 2012, representing a decrease of $70.1 million (5.0%) from assets at December 31, 2011. The decrease resulted from a reduction in loan balances due to paybacks, charge-offs, scheduled principal amortization, and a strategic decision to continue to deploy excess cash to repay wholesale borrowings and brokered certificates of deposit and to invest in investment securities during 2012.

Comparing December 31, 2012 to December 31, 2011, outstanding loans decreased by $63.9 million (6.8%). Commercial Real Estate (“CRE”) loans decreased $37.4 million as a result of payoffs of several large loans, charge-offs of loan balances and ongoing scheduled principal payments. Commercial and industrial (“C&I”) loans decreased $9.7 million, primarily due to a $9.0 million charge-off on a shared national credit during the first quarter, and residential mortgages declined $.3 million. The decrease in the residential mortgage portfolio was attributable to regularly scheduled principal payments on existing loans and management’s decision to use secondary market outlets such as Fannie Mae for the majority of new, longer-term, fixed-rate residential loan originations. Acquisition and development (“A&D”) loans decreased $14.5 million due to principal repayments and charge-offs. The consumer loan portfolio declined $2.0 million due to repayment activity in the indirect auto portfolio which exceeded new production due to special financing offered by the automotive manufacturers, credit unions and certain large regional banks. At December 31, 2012, approximately 60% of the commercial loan portfolio was collateralized by real estate, compared to approximately 64% at December 31, 2011.

Total deposits decreased $50.9 million during 2012 when compared to deposits at December 31, 2011. The decline in deposits was due to a strategic decision to continue to use excess cash to repay wholesale deposits and FHLB advances at their stated maturities and to allow certificates of deposit for non-relationship customers to run off. Time deposits less than $100,000 declined $28.0 million while time deposits greater than $100,000 decreased $42.7 million. Retail money markets also declined by $16.8 million during 2012. These decreases were offset by increases of $7.2 million in traditional savings accounts, $17.8 million in interest-bearing demand deposits and $11.6 million in non-interest bearing demand deposits.

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Comparing December 31, 2012 to December 31, 2011, shareholders’ equity increased from $96.7 million to $98.9 million. The $2.2 million increase was attributable to the net income recorded in 2012. The book value of the Corporation’s common stock increased from $10.80 per share at December 31, 2011 to $11.14 per share at December 31, 2012.

At December 31, 2012, there were approximately 6,199,283 outstanding shares of First United Corporation common stock, an immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock was outstanding, and there were 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Asset Quality

The ratio of net charge-offs to average loans for the year ended December 31, 2012 was 1.41%, compared to 1.24% for the year ended December 31, 2011. Relative to December 31, 2011, all segments of loans, with the exception of C&I and residential mortgage loans, showed improvement. The net charge-off ratio for CRE loans as of December 31, 2012 was .67%, compared to 2.02% as of December 31, 2011. The net charge-off ratio for A&D loans as of December 31, 2012 was .29%, compared to 1.91% as of December 31, 2011. The ratios for C&I loans were 12.1% and .99% for December 31, 2012 and December 31, 2011, respectively, as a result of the $9.0 million full charge-off described above. The residential mortgage ratios were .33% and .32% for December 31, 2012 and December 31, 2011, respectively, and the consumer loan ratios were .69% and 1.17% for December 31, 2012 and December 31, 2011, respectively. Without the $9.0 million C&I charge-off, the ratio of net charge-offs to average loans in 2012 would have been .41% and the Corporation would have recorded a net recovery rate of .18% for C&I loans.

Non-accrual loans totaled $19.9 million as of December 31, 2012, compared to $38.2 million as of December 31, 2011. The $18.3 million decline in non-accrual loans was due primarily to the $9.0 million C&I charge-off as well as the payoff of one $4.4 million CRE loan and payoffs/pay downs of $7.4 million on three A&D loans during 2012. Non-accrual loans which have been subject to a partial charge-offs totaled $6.7 million as of December 31, 2012, compared to $13.4 million as of December 31, 2011.

The allowance for loan losses (the “ALL”) decreased to $16.0 million at December 31, 2012, compared to $19.5 million at December 31, 2011. The provision for loan losses for the year ended December 31, 2012 increased to $9.4 million from $9.2 million for the year ended December 31, 2011. Net charge-offs rose to $12.8 million for the year ended December 31, 2012, compared to $11.8 million for the year ended December 31, 2011. Included in the net charge-offs for the year ended December 31, 2012 were the aforementioned $9.0 million charge-off on a shared national credit for an ethanol plant, a $1.1 million charge-off for a participation loan, and a $.9 million charge-off for a non owner-occupied commercial real estate loan. The increased provision expense was primarily due to these three large charge-offs. The ratio of the ALL to loans outstanding as of December 31, 2012 was 1.83%, which was lower than the 2.08% at December 31, 2011 due to the charge-off of specific allocations as a result of changing circumstances.

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Net- Interest Income (Tax-Equivalent Basis)

Net interest income on a FTE basis decreased $.3 for the fourth quarter of 2012 over the fourth quarter of 2011. Net interest income on a FTE basis increased $.5 million for the year ended December 31, 2012 over the year ended December 31, 2011 due to a $7.2 million (34.1%) decrease in interest expense, which was partially offset by a $6.8 million (11.1%) decrease in interest income. The increase in net interest income was primarily due to the reduction in the average balances of interest-bearing deposits and debt outstanding as well as the reduction in the average rate paid on interest-bearing liabilities. The slightly lower yield on both loans and investment securities and the reduction in loan balances, contributed to the decline in interest income when comparing the two periods. The reduction in the average rates on interest-bearing liabilities was the primary driver of the 34 basis point increase in the net interest margin, as it increased to 3.30% for the year ended December 31, 2012 from 2.96% for the year ended December 31, 2011.

There was an overall $124.6 million decrease in average interest-earning assets, driven by the $45.6 million reduction in loans and the $61.5 million reduction in other interest earning assets, primarily cash, when comparing 2012 to 2011. The reduction in cash contributed to the relatively stable yield on our average earning assets.

Interest expense decreased for the year ended December 31, 2012 when compared to the year ended December 31, 2011 due to an overall reduction in interest rates on deposit products driven by our net-interest margin strategy implemented during 2011 and continuing through 2012, which included our decision to only increase special rates on time deposits for full relationship customers. Management also strategically focused on shifting the mix of our deposits from higher cost certificates of deposit to core deposit products. The average balance of interest-bearing liabilities decreased by $158.3 million as management continued its strategy to deploy excess cash to repay brokered deposits and wholesale long-term borrowings at their stated maturities during 2012. The overall effect of the strategy was a 42 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.71% for the year ended December 31, 2011 to 1.29% for the year ended December 31, 2012.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, decreased $1.3 million during 2012 when compared to 2011. Service charge income and debit card income both remained stable when comparing 2012 and 2011. Bank owned life insurance income increased due to the $.7 million one-time, tax free death benefit that occurred in March 2012. Insurance commissions decreased $2.4 million due to the sale of the assets of the Insurance Agency effective January 1, 2012. The sale did not have a material impact on our financial condition or results of operations as the reduction in income was offset by the decrease in associated expense. Other income increased $.3 million in 2012 when compared to 2011, offset by a slight decline of $.1 million in debit card income. Trust department income increased $.2 million when comparing 2012 to 2011. Trust assets under management were $637 million at December 31, 2012 and $595 million at December 31, 2011.

Net gains of $1.7 million were reported through other income during 2012, compared to net gains of $2.3 million during 2011. The decrease in net gains in 2012 was primarily attributable to an increase of $.7 million in net gains on sales of investment securities offset by the $1.4 million gain on the sale of indirect auto loans in 2011.

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Other operating expenses decreased $3.9 million (9.0%) for the year ended December 31, 2012 when compared to the year ended December 31, 2011. The decrease was due to a decline of $.7 million in salaries and benefits resulting primarily from a reduction of full-time equivalent employees through attrition within the Corporation and the sale of the assets of the Insurance Agency. A decline of $.4 million in FDIC premiums attributable to the repayment of brokered deposits also impacted the reduced expenses. A decrease of $.4 million in equipment expense was the result of reduced depreciation during 2012 when compared to 2011. Other real estate expenses decreased $1.5 million in 2012 when compared to 2011 primarily due to a $.5 million decrease in write-downs, an increase of $.7 in gains on sales of properties and an increase in OREO rental income of $.3 million. Other miscellaneous expenses, such as legal and professional, marketing, consulting and postage, were also reduced when comparing 2012 to 2011.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company (collectively, the “OakFirst Loan Centers”), and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank owns a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

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FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended					Twelve Months Ended
	unaudited					unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	31-Dec
	2012	2011	2012	2012	2012	2012	2011
EARNINGS SUMMARY
Interest income	$12,723	$14,323	$13,119	$13,501	$13,768	$53,111	$59,496
Interest expense	$3,137	$4,417	$3,340	$3,603	$3,885	$13,965	$21,206
Net interest income	$9,586	$9,906	$9,779	$9,898	$9,883	$39,146	$38,290
Provision for loan losses	$114	$3,218	$40	$1,112	$8,124	$9,390	$9,157
Other Operating Income	$3,283	$3,773	$3,275	$3,089	$3,983	$13,630	$14,966
Net Securities Impairment Losses	$-	$-	$-	$-	$-	$-	$(19)
Net Gains/(losses) - other	$1,036	$326	$(8)	$(23)	$703	$1,708	$2,321
Other Operating Expense	$10,202	$10,200	$10,175	$10,070	$9,071	$39,518	$43,410
Income/(loss) before taxes	$3,589	$587	$2,831	$1,782	$(2,626)	$5,576	$2,991
Income tax expense/(benefit)	$785	$(263)	$(44)	$133	$39	$913	$(635)
Net income/(loss)	$2,804	$850	$2,875	$1,649	$(2,665)	$4,663	$3,626
Accumulated preferred stock dividends and
discount accretion	$430	$411	$415	$431	$415	$1,691	$1,609
Net income available/(loss
attributable) to common shareholders	$2,374	$439	$2,460	$1,218	$(3,080)	$2,972	$2,017
Cash dividends paid	$-	$-	$-	$-	$-	$-	$-

	Three Months Ended
	unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar
	2012	2011	2012	2012	2012
PER COMMON SHARE
Basic/ Diluted Net Income/(loss) Per Common Share	$0.38	$0.07	$0.40	$0.20	$(0.50)

Book value	$11.14	$10.80	$11.07	$10.54	$10.32
Closing market value	$7.17	$3.16	$6.30	$4.31	$6.00
Market Range:
High	$7.80	$4.81	$7.25	$8.60	$6.48
Low	$6.02	$2.93	$4.31	$4.05	$3.16
Common shares
outstanding at period end	6,199,283	6,182,757	6,199,283	6,199,283	6,182,757

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.34%	0.24%	0.18%	-0.15%	-0.77%
Return on average shareholders'
equity	4.79%	3.71%	2.57%	-2.12%	-11.05%
Net interest margin	3.30%	2.96%	3.31%	3.33%	3.30%
Efficiency ratio	72.50%	77.85%	72.60%	70.40%	64.00%

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PERIOD END BALANCES	31-Dec	31-Dec
	2012	2011

Assets	$1,320,783	$1,390,865
Earning assets	$1,106,222	$1,188,021
Gross loans	$874,829	$938,694
Commercial Real Estate	$298,851	$336,234
Acquisition and Development	$128,391	$142,871
Commercial and Industrial	$69,013	$78,697
Residential Mortgage	$346,919	$347,220
Consumer	$31,655	$33,672
Investment securities	$227,313	$245,023
Total deposits	$976,884	$1,027,784
Noninterest bearing	$161,500	$149,888
Interest bearing	$815,384	$877,896
Shareholders' equity	$98,905	$96,656

CAPITAL RATIOS	31-Dec	31-Dec
Period end capital to risk-	2012	2011
weighted assets:
Tier 1	12.54%	11.30%
Total	14.13%	13.05%

ASSET QUALITY
Net charge-offs for the quarter	$416	$3,873
Nonperforming assets: (Period End)
Nonaccrual loans	$19,915	$38,188
Restructured loans	$17,674	$18,042
Loans 90 days past due
and accruing	$2,146	$1,779
Other real estate owned	$17,513	$16,676
Total nonperforming assets
and past due loans	$22,061	$39,967
Allowance for credit losses
to gross loans, at period end	1.83%	2.08%
Nonperforming loans and 90 day past-due loans
to gross loans, at period end	2.52%	4.26%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	1.67%	2.87%

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